                                FUSION AGREEMENT

     THIS AGREEMENT (the "Agreement"), dated as of this 24th day of April, 1998 ("Effective Date"), is made by and between LTX Corporation ("LTX"), a corporation organized under the laws of the Commonwealth of Massachusetts, U.S.A., whose principal place of business is at University Avenue, Westwood, Massachusetts 02090, U.S.A., and Ando Electric Co., Ltd. ("Ando"), a corporation organized under the laws of Japan whose principal place of business is at 4-19-7 Kamata, Otaku, Tokyo, 144 Japan.

                             W I T N E S S E T H:

     WHEREAS, LTX is engaged in the marketing, sale, development and manufacture of a single platform test system with the product name "Fusion(TM)" that offers a broad range of test capabilities including advanced mixed signal, high-speed digital, digital signal processing, RF wireless, embedded memory, power, and time measurement;

     WHEREAS, LTX and Ando have previously entered into certain agreements relating to the license and development of certain resource per pin digital tester technology and the manufacture and sale of test systems incorporating such technology; and

     WHEREAS, LTX and Ando desire to enter into a new agreement with respect to the marketing, sales, training, applications, development, support and manufacturing of Fusion in Japan on the terms and conditions provided herein;

     NOW, THEREFORE, in consideration of the premises and of the mutual promises and covenants contained herein, the parties hereto hereby agree as follows:

                                 I. DEFINITIONS

     1.1  DEFINITIONS.

          "AFFILIATE" shall mean any corporation or other business entity controlled by LTX or Ando, respectively. (For this purpose "control" shall mean direct or indirect beneficial ownership of more than fifty percent (50%) of the voting stock of, or more than fifty percent (50%) interest in the equity or beneficial interest of, such corporation or other business entity, or such other relationship as, in fact, constitutes actual control.)

          "ANDO PATENTS" shall mean all patents or similar statutory rights granted to or claimed by Ando or any Affiliate of Ando as of the Effective Date or during the term hereof with respect to Fusion Test Systems, Ando Technology or Ando Improvements by any country, including any continuation-in-part, continuation or division thereof or substitution therefor, and reissue, extension or renewal thereof. The Ando Patents exclude all patents owned by Persons other than Ando, or its Affiliates, which Ando does not have the right to sublicense without consent of any third Person or payment of additional royalties.

          "ANDO TECHNOLOGY" shall mean the Ando Know-how, Ando Patents and all technology of Ando and Ando's Affiliates existing as of the Effective Date or during the term hereof described and defined by Ando's documentation including schematics, drawings, development reports, manufacturing and design know-how and processes, and production specifications relating to Fusion Test Systems. Without limitation of the foregoing, Ando Technology shall include the Know-how, Ando Patents and all technology of Ando and Ando's Affiliates existing as of January 28, 1993 or developed during the term of the LDA (as defined in "Prior Agreements" hereunder). A software or hardware algorithm, a checker program, and a calibration program for a component of Fusion Test Systems are examples of a process. The Ando Technology excludes all technology owned by Persons other than Ando, or its Affiliates, which Ando does not have the right to sublicense without consent of any third Person or payment of additional royalties.

          "ANDO IMPROVEMENTS" shall mean any Improvement that Ando, or of Affiliates or subcontractors, either solely or jointly with LTX and/or others, may acquire, discover, invent, originate, make or conceive with respect to the Ando Technology.

          "ANDO-DEVELOPED LTX IMPROVEMENTS" shall mean any Improvement that Ando or its Affiliates or subcontractors, solely and not jointly with LTX or its Affiliates, may acquire, discover, invent, originate, make or conceive with respect to LTX Licensed Technology.

          "CT DIGITAL CHANNELS" shall mean the Ando-developed digital channels derived from the LTX VX250 digital modules in accordance with the LDA to be used in the Fusion HF Test System, and shall have the technical specifications set forth in Schedule 1.1(a) hereto.

          "CONFIDENTIAL INFORMATION" shall have the meaning set forth in Section 11.

          "enVISION++(TM) SOFTWARE" shall mean LTX's proprietary enVision++(TM) software, the operating system for Fusion Test Systems, which consists of four software subsystems: (a) Stage Zero, the LTX license enforcement manager; (b) enVision, the software subsystem that controls the digital component of enVision++; (c) Cadence, the software subsystem that controls the analog and mixed signal components of enVision++; and (d) Interface, the software subsystem that allows the three foregoing subsystems to be joined into one system.

          "FUSION TEST SYSTEMS" shall mean the single platform test systems offering a broad range of test capabilities, including some or all of the following: advanced mixed-signal, high-speed digital, digital signal processing, RF wireless, embedded memory, power, and time measurement. Fusion Test Systems offer a broad range of test configurations for integrated circuits ranging from VLSI digital to systems-on-a-chip. Fusion Test Systems include, without limitation, the HF, DS, HT and AC configurations (with an example of each configuration generally described on Schedule 1.1(b)), the Fusion Test Systems incorporating the CT Digital Channels and Improvements thereto.

          "IMPROVEMENTS" shall mean any improvement, version, derivative or development relating to or concerning Fusion Test Systems that any person, either solely or jointly with others, may acquire, discover, invent, originate, make, conceive or have rights to, in whole or in part, during the term of this Agreement, whether or not such improvement or development is patentable, commercially useful or reducible to writing or practice. An Improvement in software shall constitute a modification or addition to existing lines of source or object code to enhance the performance or the maintainability of a software product. Additional comments on an existing program may constitute an Improvement. The Improvements do not include any technology which is useful for or applies to only products other than Fusion Test Systems.

          "KNOW-HOW" shall mean all information possessed by LTX or by Ando, as the case may be, and to which it has rights to use relating to techniques, processes and methods used in design, development, modification, redesign and manufacture of Fusion Test Systems, including information relating to associated application products, test fixtures and software. A software or hardware algorithm, development technique, debug tool, graphics strategy, or other such concepts are included in the definition of "Know-how".

          "LTX-DEVELOPED ANDO IMPROVEMENTS" shall mean any Improvement that LTX or its Affiliates or subcontractors, solely and not jointly with Ando or its Affiliates, may acquire, discover, invent or originate, make or conceive with respect to Ando Technology.

          "LTX IMPROVEMENTS" shall mean any Improvements that LTX, or its Affiliates or subcontractors, either solely or jointly with Ando and/or others, may acquire, discover, invent, originate, make or conceive with respect to the LTX Licensed Technology.

          "LTX LICENSED TECHNOLOGY" shall mean the LTX Know-how, LTX Patents and all technology of LTX and LTX's Affiliates existing as of the Effective Date or during the term hereof, described and defined by LTX's or such Affiliate's documentation including, without limitation, schematics, drawings, production specifications relating to Fusion Test Systems. The LTX Licensed Technology includes, without limitation, the documentation, schematics, drawings, product specifications relating to the CT Digital Channels which are necessary or useful in respect of development of the CT Digital Channels as set forth in Schedule 1.1(c) attached hereto. The term "LTX Licensed Technology" shall exclude all Mixed Signal Technology except as otherwise provided in Section 9.4(b) hereof. The LTX Licensed Technology excludes all technology owned by Persons solely or jointly other than LTX, or its Affiliates, which LTX does not have the right to sublicense without consent of any third Person or payment of royalties.

          "LTX PATENTS" shall mean all present and future patents or similar statutory rights granted to or claimed by LTX or any Affiliate of LTX as of the Effective Date or during the term hereof with respect to Fusion Test Systems, LTX Licensed Technology or LTX Improvements by any country, including any continuation-in-part, continuation or thereof or substitution therefor, and reissue, extension or renewal thereof. The LTX Patents exclude all patents owned by Persons other than LTX, or its Affiliates, which LTX does not have the right to sublicense without consent of any third Person or payment of additional royalties.

          "MIXED SIGNAL MODIFICATIONS" shall have the meaning ascribed to such term in Section 9.4(b) hereof.

          "MIXED SIGNAL MODULES" shall mean the mixed signal components, modules, options, parts, assemblies and sub-assemblies used with Fusion Test Systems, including, without limitation, those set forth on Schedule 1.1(d) hereto.

          "MIXED SIGNAL TECHNOLOGY" shall mean the Know-how, LTX Patents and all technology of LTX and LTX's Affiliates, existing as of the Effective Date or during the term hereof, in respect of the Mixed Signal Modules, described or defined by LTX's or such Affiliate's documentation.

          "NET SALES" shall mean the sum of all payments received by Ando for all amounts invoiced by Ando and its Affiliates to non-Affiliated Persons with respect to sales, leases, or other transfers of Fusion Test Systems and parts thereof manufactured by Ando; provided, however, that payments shall be deemed to have been received by Ando ninety (90) days after the date of such invoice, less, in each case only if separately stated in the invoice and whether absorbed by the seller or paid by purchasers of Fusion Test Systems, any (a) actual allowances (for returns, damages or otherwise) and actual cash discounts to purchasers, (b) amounts for transportation, insurance, shipping or other charges from a distribution center in the Territory to the purchaser of Fusion Test Systems or parts thereof, and (c) taxes and duties levied directly on the sale of Fusion Test Systems or parts thereof. In no event shall the amount of Net Sales for any sale or lease be based on a price less than the cash price which would be paid in an arms-length transaction at such time, and the value of any non-Fusion equipment taken in trade shall be included in calculating Net Sales. With respect to any lease or rental of Fusion Test System and parts thereof, Net Sales at the commencement of such lease or rental shall be based on the sum of all lease or rental payments to be made during the lease or rental term (including, without limitation, any payments in respect of the transfer of such Fusion Test System or parts at the end of the lease or rental term).

          "NEW TECHNOLOGY" shall mean any technology relating to or concerning Fusion Test Systems that the parties develop jointly during the term of this Agreement and that the parties agree in writing is neither a LTX Improvement nor an Ando Improvement.

          "PERSON" shall mean any individual, corporation, partnership, limited liability company, trust, joint stock company, unincorporated association or other entity, or a government or any agency or political subdivision thereof.

          "PRIOR AGREEMENTS" shall mean (i) the License and Development Agreement dated January 28, 1993 between LTX and Ando, and Amendment No. 1 thereto dated July 20, 1994 (together, the "LDA"), (ii) Distribution and Supply Agreement dated January 28, 1993 between LTX and Ando, (iii) Side Letter dated January 29, 1993 between LTX and Ando, (iv) Software Distribution Agreement dated as of May 21, 1993 between LTX and Ando; (v) Agreement for Sale of Parts dated as of August 30, 1994 between LTX and Ando; (vi) Source Code License Agreement dated as of August 9, 1996 between LTX and Ando; (vii) Preferred Registration Technology Escrow Agreement dated as of May 21, 1993 among Ando, LTX and Data Securities International; and (viii) Supplemental Agreement Regarding Intellectual Property Procedures dated as of March 26, 1996 between LTX and Ando.

          "PROCESSES" shall mean all processes, methods and procedures by which the Know-how is used to manufacture, produce or make Fusion Test Systems or parts thereof. A software or hardware algorithm, a checker program and a calibration program for a component of Fusion Test Systems are examples of Processes.

          "SALES MILESTONES" shall mean percentages ranging from twenty-five percent (25%) to seventy-five percent (75%) of the forecasted sales for Fusion Test Systems in the Territory by Ando to be determined by the Steering Committee as part of the Fusion Business Plan (as defined in Section 4.3) with respect to sales of Fusion Test Systems to non-Affiliated Persons in the Territory. Sales Milestones shall be reviewed and evaluated by the Steering Committee on no less than an annual basis. The initial measurement period for such Sales Milestones shall commence as of the Effective Date hereof and end as of the end of the eighteenth calendar month thereafter; each subsequent measurement period for the remainder of the term of this Agreement shall commence as of the first day of the next succeeding calendar month and end as of the end of the twelfth calendar month thereafter.

          "TERRITORY" shall mean Japan.

          "U.S. OWNED COMPANIES" shall mean *





                                               .)

                       II. TERMINATION OF PRIOR AGREEMENTS

          2.1 TERMINATION. LTX and Ando hereby agree that the Prior Agreements (referenced in items (ii) and (v) under the definition "Prior Agreements") shall terminate and be of no further force and effect, except for such provisions which by their terms expressly survive termination, effective as of the Effective Date and that the other Prior Agreements shall survive in accordance with their terms; provided, however, that the term of the LDA under Section 7.1 and the Side Letter referenced in item (iii) under the definition of Prior Agreements shall be changed to three years after the Effective Date of this Agreement.

                                III. FUSION SALES



-------------
* Confidential treatment requested as to certain portions thereof. The confidential portion has been omitted and filed separately with the Commission.

          3.1  EXCLUSIVE RIGHT TO SELL; TERRITORY.

               (a) Except for the exclusions described in Section 3.1(b), LTX hereby grants to Ando and Ando hereby accepts the exclusive right to sell all Fusion Test Systems to customers in the Territory, throughout the term of this Agreement. The term "exclusive" as used herein shall be deemed to exclude LTX as well as any third party.

               (b) *






                     .

               (c) In order to facilitate the sales effort in the Territory for Fusion Test Systems, both parties agree, to the extent commercially reasonable, to direct their respective sales and/or applications personnel to assist the other party upon such party's request.

               (d) Permitted customers in the Territory shall include a customer
of Ando in the Territory                          *
which requests delivery outside of the Territory to Affiliates of such customer and to manufacturing subsidiaries of any such customers which subsidiaries' facilities are located outside the Territory. Except for the foregoing, nothing contained in this Agreement shall be construed to grant Ando any rights to sell Fusion Test Systems outside of the Territory.

          3.2 PRODUCT NAME; LABELING. All Fusion Test Systems sold in the Territory shall be marketed in a manner consistent with LTX's marketing strategies for Fusion, will be packaged consistent with LTX's packaging of Fusion Test Systems and sold under the product name "Fusion". All Fusion test systems will also be labeled with the names of LTX and Ando and may be labeled in a separately mutually agreeable location on the product with an ALxxxx product designation.

-------------
* Confidential treatment requested as to certain portions thereof. The confidential portion has been omitted and filed separately with the Commission.

          3.3 PRICE VARIATIONS.  *

          3.4 SALES MILESTONES. Ando's exclusive right to sell Fusion Test Systems in the Territory as described in Section 3.1 may, at the discretion of LTX, become non-exclusive in the event any Sales Milestone is not achieved by Ando.

                               IV. FUSION DIVISION

          4.1 ESTABLISHMENT OF DIVISION. Ando shall establish a division of Ando (the "Fusion Division"), which shall be exclusively dedicated to Fusion Test System sales, applications and support. The Fusion Division will be supported by applicable manufacturing, engineering and the general and administrative resources of Ando ("Allocated Support"). All sales by Ando of Fusion Test Systems shall be made by or conducted through the Fusion Division. The Fusion Division shall be located in a facility to be mutually agreed to by LTX and Ando.

          4.2 STEERING COMMITTEE. Within 30 days of the execution of this Agreement, LTX and Ando shall establish a joint steering committee (the "Steering Committee"), consisting of four representatives of LTX and four representatives of Ando. One of each party's representatives shall be appointed Chairman by each party in its sole discretion, and such Chairman shall be charged with formally making any decision of the Steering Committee representing LTX or Ando, as the case may be. Each Steering Committee member will serve at the pleasure of the party designating such member and may be replaced, with or without cause, at any time by the designating party, effective upon notice to the other party. The Steering Committee shall be responsible for strategic management decisions concerning the Fusion Division and strategic operating decisions under this Agreement which shall be reasonably made based upon reasonable allocation of resources in light of market conditions for such business. The Steering Committee shall also review the organizational structure and management personnel for the Fusion Division. The Steering Committee shall be governed by operating procedures to be mutually agreed to by LTX and Ando which LTX and Ando shall use their best efforts to agree to within 30 days after the execution of this Agreement; provided, however, that in the event the Steering Committee cannot make a strategic management or operating decision as a result of a "deadlock", LTX and Ando agree that the matter shall be provided to each party's respective President, and such Presidents shall attempt, in good faith, to resolve the matter. In the event the Presidents are unable or unwilling to resolve such matter within

---------

* Confidential treatment requested as to certain portions thereof. The confidential portion has been omitted and filed separately with the Commission.

a reasonable time period, the strategic management or operating decision shall not be undertaken by the Fusion Division. The Steering Committee shall then meet to discuss mutually acceptable alternatives.

          4.3 FUSION SALES. Within 90 days of the execution of this Agreement, the Steering Committee shall agree upon a comprehensive written business and operating plan to market Fusion Test Systems in Japan (the "Fusion Business Plan"). Without limiting the generality of the foregoing, LTX and Ando agree that the Fusion Business Plan shall describe selling strategies for the Fusion Division and the Sales Milestones. The parties shall use their best efforts to update and revise the Fusion Business Plan on an annual basis or as business conditions may require.

          4.4 SALES FORECAST. LTX and Ando shall each periodically provide the other with a forecast of its respective plans to manufacture Fusion Test Systems for the Territory (the "Manufacturing Plans"). The Manufacturing Plans shall be presented to the Steering Committee and will be presented for fiscal quarters based on a July 31 year end over a nine-month period, and will be updated every quarter. Updated Manufacturing Plans will be sent by each party before the first of each quarter so that it is received not later than the 15th day of the month before the first month of the quarter, covering the following three quarters. The Manufacturing Plans shall be merely good faith estimates and shall not be binding upon either party.

          4.5  FUSION DIVISION PERSONNEL.

               (a) To assure the effective marketing of Fusion Test Systems by Ando, Ando will provide, as soon as possible, a preliminary non-binding report which shall include categories and numbers of employees to be assigned to the Fusion Division. The Fusion Business Plan will include the final determination of the Steering Committee as to the personnel to be assigned to the Fusion Division. Such individuals shall devote to the Fusion Division all of their working efforts and time in order to meet the objectives set forth in the Fusion Business Plan.

               (b) LTX shall provide such sales and applications training to Ando personnel approved by LTX under a schedule which the parties shall use their best efforts to agree to within thirty (30) days after execution of this Agreement, to enable Ando to sell and do applications work for Fusion Test
Systems *                               . Ando personnel will begin
their activities in the Fusion Division upon successful completion of standardized training courses in Fusion Test Systems sales and applications.

-------------
* Confidential treatment requested as to certain portions thereof. The confidential portion has been omitted and filed separately with the Commission.

          4.6  MARKETING OF FUSION.

               (a) Ando shall engage in an extensive public relations and advertising campaign in the Territory for Fusion Test Systems, including, without limitation, periodic advertisements in trade journals, to facilitate successful sales efforts in the Territory. The Fusion Test Systems incorporating the CT Digital Channels shall be marketed as Fusion Test Systems, with the precise name to be mutually agreed upon. Ando shall use its best efforts to vigorously market and sell Fusion Test Systems in the Territory, which efforts shall be at least comparable to those used by Ando for other products that have been successfully marketed by Ando.

               (b) All of Ando's public relations and advertising campaign shall use the name "Fusion" as the product name and shall indicate that Fusion Test Systems are being marketed in the Territory by the LTX/Ando alliance. LTX shall have the right to reasonably approve any Fusion marketing materials prior to publication.

               (c) LTX agrees that it shall provide Ando with copies of or access to all its Fusion marketing materials. Ando shall have the right to reproduce, translate and use any such materials for marketing Fusion Test Systems in the Territory.

          4.7  BOOKS AND RECORDS OF FUSION DIVISION.

               (a) The books and records of the Fusion Division (with Allocated Support) shall be maintained in accordance with Japanese generally accepted accounting principles ("Japanese GAAP") and shall accurately reflect, on a consistent basis from period to period, the Fusion Division's financial position. The books, records and supporting documents of the Fusion Division shall be available for inspection by LTX or its designee at all reasonable times.

               (b) LTX may request an audit of such records by an independent public accountant of its selection, other than the independent public accounting firm used by Ando, at the expense of LTX.

               (c) The Fusion Division will issue to LTX summary income and cash flow statements and balance sheets within forty-five (45) days of the last day of each calendar quarter. The Fusion Division also will issue to LTX on a quarterly basis, within forty-five (45) days following each quarter, such other reports as may be reasonably requested from time to time. All said reports and books and records delivered to LTX shall be prepared in both English language and Japanese language.

                                   V. LICENSES

          5.1  GRANT TO ANDO.

               (a) Subject to the terms and conditions of this Agreement, LTX hereby grants to Ando a worldwide license, without the right to sublicense except as provided by Section 5.4, to use, improve and modify the LTX Licensed Technology and LTX Improvements solely for the purpose of permitting Ando to use, design and develop the Fusion HF/DS test head for the CT Digital Channels, including use of Know-how for integration of the Fusion HF/DS test head with the CT Digital Channels, as more fully described on Schedule 5.1 hereto. The LTX Licensed Technology and LTX Improvements necessary to enable Ando to perform the foregoing shall be delivered promptly to Ando after the execution of this Agreement.

               (b) In the event that LTX shall consent to Ando developing and manufacturing a Mixed Signal Modification as provided in Section 9.4(b) hereof, the definition of the term "LTX Licensed Technology" as defined in Section 1.1 hereof shall include the Mixed Signal Technology necessary to develop and manufacture such Mixed Signal Modification.

               (c) LTX hereby grants to Ando an exclusive royalty-bearing license as provided in this Agreement in the Territory of the LTX Licensed Technology and LTX Improvements to use, manufacture, have made, market, sell, lease, improve, repair or otherwise dispose of Fusion Test Systems (and parts therefor) *
              , subject to the limitations hereinafter described or the conditions set forth in Section 3.4 hereof. Ando, in accordance with its desire to manufacture and market Fusion Test Systems, accepts such license and appointment, all on the terms and conditions contained herein. In addition, LTX hereby grants to Ando an exclusive royalty-bearing license as provided in this Agreement to sell, lease, improve, repair or otherwise dispose of Fusion Test Systems and parts thereof to any permitted customer of Ando in the Territory which requires delivery outside of the Territory to affiliates of such permitted customer and to manufacturing subsidiaries of any such permitted customers which subsidiaries' facilities are located outside of the Territory. LTX shall retain for itself the right to use, manufacture, have made, market, sell, lease, improve, repair or otherwise dispose of Fusion Test Systems outside of the Territory. Such LTX Licensed Technology and LTX Improvements shall be delivered to Ando by LTX within a reasonable time period to enable Ando to effectuate the foregoing.

-------------
* Confidential treatment requested as to certain portions thereof. The confidential portion has been omitted and filed separately with the Commission.

               (d) LTX hereby grants to Ando a royalty-free non-exclusive license, without right of sublicense, to use and display the trademark "Fusion" in the Territory during the term of the Agreement. The parties acknowledge that, except for the license granted herein, LTX retains all rights with respect to the Fusion trademark and the subsisting and future registrations thereof. Ando shall not do or cause or suffer to be done any act or thing that will in any way impair such rights, and all use of the trademark hereunder by Ando shall inure to the exclusive benefit of LTX. Ando shall include all notices and legends with respect to the trademark as are or may be required by applicable national, federal, state and local laws or which may be reasonably requested by LTX.

               (e) Ando is not LTX's representative or agent; has no authority to assume or create any obligation on LTX's behalf, express or implied, with respect to LTX products or otherwise; and agrees not to make to any third party any representation, guarantee or warranty other than those provided for in this Agreement.

               (f) Ando represents that Fusion Test Systems distributed under this Agreement are and shall be for sale, lease or service, in the regular course of Ando's business as permitted under this Agreement, or are and shall be for its internal use in supporting sales, leases or services.

          5.2 FUTURE DEVELOPMENT GRANTS TO ANDO. Given the considerable engineering expertise of both companies, Ando and LTX will contribute to the future development of Fusion Test Systems as mutually agreed to by the parties from time to time. LTX will provide to Ando as LTX Licensed Technology under this Agreement, the information, schematics, drawings, know-how and related technology necessary or useful for such development and Ando is granted a license to use such information to jointly engage in such future development.

          5.3 GRANT TO LTX. Subject to the terms and conditions of this Agreement, Ando hereby grants to LTX (i) a mutually exclusive worldwide license to use, improve and modify the Ando Technology and Ando Improvements, without the right to sublicense except as provided by Section 5.4, for the purpose of designing and developing Fusion Test Systems and repair and replacement parts thereof, and (ii) an exclusive license of the Ando Technology and Ando Improvements to use, manufacture, have made, market, sell, lease, improve, repair or otherwise dispose of Fusion Test Systems (and parts therefor) outside of the Territory (and in the Territory with respect to the rights set forth in Section 3.1(b)). The license granted in this Section is mutually exclusive where stated in that Ando shall also retain for itself the rights granted to LTX, but the Ando shall not grant any such license to any other Person.

          5.4 PROTECTION OF LICENSE. Ando will not grant any sublicense in the LTX Licensed Technology or LTX Improvements licensed hereunder other than sublicenses solely for the internal use of the sublicensee in the Territory to manufacture components of Fusion Test Systems or to provide services to or for the benefit of Ando. LTX will not grant any sublicense in Ando Technology or Ando Improvements licensed hereunder other than sublicenses solely for the internal use of the sublicensee outside the Territory to manufacture components of Fusion Test Systems or to provide services to or for the benefit of LTX.

          5.5 OTHER LICENSE PROVISIONS. Nothing in this section shall be construed to limit the right of LTX to use, transfer, or license the LTX Licensed Technology to any other Person with respect to any product which is not a Fusion Test System. Nothing in this section shall be construed to limit the right of Ando to use, transfer, or license the Ando Technology to any other Person with respect to any product which is not a Fusion Test System.

                                  VI. OWNERSHIP

          6.1 OWNERSHIP OF LTX LICENSED TECHNOLOGY. All right, title and interest in the LTX Licensed Technology and LTX Improvements shall be owned exclusively by LTX.

          6.2 OWNERSHIP OF ANDO TECHNOLOGY. All right, title and interest in the Ando Technology and Ando Improvements shall be owned exclusively by Ando.

          6.3 LTX IMPROVEMENTS AND PATENTS. LTX shall promptly communicate to Ando any Improvements that it or any of its Affiliates or subcontractors, either solely or jointly with others, may acquire, discover, invent, originate, make or conceive with respect to the LTX Licensed Technology, LTX Improvements, Fusion Test Systems, the Ando Technology, the Ando-developed LTX Improvements, the LTX-developed Ando Improvements, or Ando Improvements. LTX shall, and shall cause its Affiliates and subcontractors to, fully and promptly disclose to Ando the nature of and manner of performing such Improvements, and shall suggest to Ando potential usages and applications of such Improvements. LTX shall have the exclusive right, at its own expense, to file and prosecute patent applications in any country covering or involving LTX Improvements and hereby grants and agrees to grant to Ando the exclusive royalty-bearing right as provided in this Agreement, during the term hereof, to use any LTX Patents that LTX obtains pursuant to the foregoing in the Territory to use, manufacture, have made, market, sell, lease, improve, repair or otherwise dispose of Fusion Test Systems (and parts therefor) in accordance with this Agreement. All of such applications and LTX Patents that may issue as a result thereof, and all other proprietary rights in LTX Improvements shall be the exclusive property of LTX, subject to the license granted in Section 5.1. LTX agrees to execute and cause its subcontractors to execute such further or other documents and assurances which may be required from time to time in order to give effect to the provisions of this Agreement.

          6.4 ANDO IMPROVEMENTS AND PATENTS. Ando shall promptly communicate to LTX any Improvements that it or any of its Affiliates or subcontractors, either solely or jointly with others, may acquire, discover, invent, originate, make or conceive with respect to the Ando Technology, the Ando Improvements, the LTX Licensed Technology, LTX Improvements, the Ando-developed LTX Improvements, the LTX-developed Ando Improvements, or Fusion Test Systems. Ando shall, and shall cause its Affiliates and subcontractors to, fully and promptly disclose to LTX the nature of and manner of performing any such Improvements, and shall suggest to LTX potential usages and applications of such Improvements. Ando shall have the exclusive right at its own expense, to file and prosecute patent applications in any country covering or involving Ando Improvements, and hereby grants and agrees to grant to LTX the royalty-free non-exclusive right, during the term hereof, to use any Ando Patents that Ando obtains pursuant to the foregoing outside the Territory. All of such applications and Ando Patents that may issue as a result thereof, and all other proprietary rights in the Ando Improvements, shall be the exclusive property of Ando, subject to the license granted in Section 5.3. Ando agrees to execute and cause its subcontractors to execute such further or other documents and assurances which may be required from time to time in order to give effect to the provisions of this Agreement.

          6.5 NEW TECHNOLOGY: ANDO-DEVELOPED LTX IMPROVEMENTS; LTX-DEVELOPED ANDO IMPROVEMENTS. All right, title and interest in any New Technology, Ando-developed LTX Improvements or LTX-developed Ando Improvements shall be jointly owned by LTX and Ando. Except as the parties may otherwise agree in writing, each party shall have the unrestricted right to make, use, sell and otherwise exploit all New Technology, Ando-developed LTX Improvements or LTX-developed Ando Improvements for its own benefit without the necessity of any consent of the other party or any obligation to account to the other party; provided, however, that the foregoing does not imply that consent is not necessary for underlying technology, either under this Agreement or otherwise. The parties will cooperate with each other to file and prosecute patent applications covering New Technology, Ando-developed LTX Improvements or LTX-developed Ando Improvements, provided, that neither party shall file a patent application covering New Technology, Ando-developed LTX Improvements or LTX-developed Ando Improvements without the written consent of the other party. LTX and Ando shall each have the right to enforce any patents granted covering New Technology, Ando-developed LTX

Improvements or LTX-developed Ando Improvements at its own expense and for its own benefit. However, during the term of this Agreement, or in the event termination of this Agreement is caused by Ando's breach until six years after the Effective Date of this Agreement, LTX's and Ando's rights and restrictions regarding the Ando-developed LTX Improvements or LTX-developed Ando Improvements shall be subject to all of the terms and conditions of this Agreement to the same extent as if such technology was considered to be LTX Licensed Technology or Ando Technology, as the case may be.

          6.6 INTELLECTUAL PROPERTY PROCEDURES. LTX and Ando agree to enter into an agreement that sets forth additional procedures with regard to intellectual property in addition to the procedures set forth herein on substantially the same terms and conditions contained in the Supplemental Agreement Regarding Intellectual Property Procedures dated March 27, 1996 between LTX and Ando.

                             VII. SOFTWARE LICENSING

          7.1 SOFTWARE LICENSING. LTX agrees to grant to Ando an object code, machine readable, license to use enVision++ Software with Fusion Test Systems, and to distribute the enVision++ Software in the Territory to users of Fusion Test Systems. Subject to the terms contained herein, LTX grants Ando a license in source code format to use enVision++ Software in the Territory, licensing such modules as may be necessary for development and to make specific changes and provide support requested by customers, which shall be effected and delivered by amendment to the Source Code License included with the Prior Agreements, which amendment shall be agreed to by the parties within sixty (60) days after execution of this Agreement. In order to facilitate joint development and maintain accurate changes over multiple development sites, Ando shall maintain network capability with sufficient bandwidth and shall utilize the ClearCase MultiSite System. The parties agree to execute a Software Licensing and Distribution Agreement relating to the foregoing containing the material terms of such licensing and distribution arrangement substantially similar to that included in the Prior Agreements, to be agreed to by the parties within sixty (60) days after execution of this Agreement including, without limitation, pricing.

          7.2 SUBLICENSE. Ando agrees that it will sublicense enVision++ Software to its customers on a form of software license agreement containing terms and conditions substantially similar to the terms and conditions of LTX's Master Software License Agreement.

          7.3 SOFTWARE ESCROW

               (a) If LTX decides to discontinue supplying enVision++ Software, LTX shall notify Ando of its decision and during the one year period after such notice, LTX and Ando will negotiate possible alternatives after termination of the Software Licensing and Distribution Agreement. During this one year period, LTX shall continue to supply enVision++ Software to Ando under the terms and conditions of this Section 7.3 and the Software Licensing and Distribution Agreement. During the term of this Agreement, LTX agrees to use commercially reasonable efforts to, jointly with Ando, modify enVision++ Software for use on Fusion Test Systems when a customer of Ando makes a reasonable request for a custom modification. The parties will agree to the price to be paid to LTX in consideration of its share of any such modification.

               (b) Notwithstanding anything to be contrary contained herein, LTX and Ando agree under the Source Code Escrow Agreement, included with the Prior Agreements or under a new agreement on substantially the same terms as such Source Code Escrow Agreement (the "Escrow Agreement"), that LTX shall deposit into escrow printed and machine readable copies of all portions of the enVision++ Software which are proprietary to LTX, and any modifications thereof of either of them (the "Modifications"), each in source code form (collectively, the "Source Code"), unless if otherwise provided to Ando by LTX under this Agreement, the Source Code License (as amended) or otherwise, and any documentation (the "Documentation" and, collectively with the Source Code in its source code form any updates to either as provided for herein, the "Escrow Materials") for source code form of each item included in the Source Code. Ando agrees to bear all costs associated with the escrow set forth in the Escrow Agreement. The Escrow Agreement shall be supplementary to this Agreement.

               The Escrow Materials shall be released from escrow to Ando upon the earlier of:

               (i) twenty days after notice by Ando to the Escrow Agent, with a copy to LTX, stating that LTX is in material breach of Section 7.3(a) of this Agreement (the failure by LTX and Ando to negotiate an alternative to the Software Licensing and Distribution Agreement being deemed to be a material breach of Section 7.3(a)), which material breach has been continuing unremedied for ninety (90) days, and that Ando is not in material breach of this Agreement, provided, that LTX shall have the right to stay such delivery to Ando by the Escrow Agent pending an arbitration proceeding in accordance with Section 14.5 hereof by delivery of Contrary Instructions, as defined in the Escrow Agreement;

               (ii) in the event that LTX has delivered Contrary Instructions and initiated an arbitration, in accordance with clause (i) hereof, upon the receipt by the Escrow Agent of a final determination by such arbitrators that LTX is in material breach of Section 7.3(a) of this Agreement, which breach continued unremedied for ninety (90) days, and that Ando is not in material breach of this Agreement;

               (iii) if LTX shall make an assignment for the benefit of creditors or a receiver shall be appointed for its business or properties, of if any bona fide petition shall be filed by or against it under any provisions of any bankruptcy, insolvency or similar laws and the same has not been dismissed within (60) days after filing.

If the Escrow Materials are released under clause (iii) above, in the case of proceeding under Chapter 11 of the United States Bankruptcy Code, then, so long as LTX continues to perform or is able to perform its obligations under Section 7.3(a) of this Agreement, Ando shall continue to make all payments under Section 7 and 8.2(f).

     LTX represents and warrants and covenants to Ando that (i) the Escrow Materials to be provided to the Escrow Agent constitute the source code form of the enVision++ Software and any modifications as licensed to Ando pursuant to this Agreement and (ii) the Escrow Materials to be delivered to the Escrow Agent will be in a form suitable for production by computer and/or photocopy equipment. Notwithstanding the foregoing, Ando acknowledges that, in order to maintain and enhance the Escrow Materials, a third programmer or analyst may require use of a reference to other publicly available software, routines and techniques, and assistance from LTX with respect to specific techniques and algorithms. LTX represents and warrants and covenants that it will supplement the Escrow Materials delivered hereunder with all revisions, corrections, and enhancements or other changes in a timely manner, but no more often than two (2) times per year, so that the Escrow Materials continue to constitute the human readable program for the current release of each portion of the Source Code. Any Escrow Materials released to Ando shall be used by Ando exclusively for the purposes of supplying, supporting and maintaining enVision++ Software for Fusion Test Systems manufactured by Ando and used by Ando or Ando's customers.

                          VIII. PAYMENTS AND ROYALTIES

          8.1  CONSIDERATION.

               (a) In consideration of LTX's development activities and training prior to the Effective Date and future development and training activities, and in consideration of the disclosure of LTX Licensed Technology and the rights and privileges granted to Ando herein, Ando hereby agrees to the following:

                    (i) two payments aggregating Ten Million Dollars ($10,000,000), of which Two Million Dollars ($2,000,000) has previously been paid and Eight Million Dollars ($8,000,000) shall be payable in U.S. Dollars, by bank or cashier's check or by wire transfer at the time of signature of this Agreement; and

                    (ii) a reduction of the interest rate on Ando's loan (the "Loan") to LTX (as evidenced by that certain loan agreement dated as of July 20, 1994 and a subordinated promissory note dated as of July 20, 1994, in the original principal amount of Twenty Million Dollars ($20,000,000)) from eight percent (8%) to five and one-half percent (5.5%), effective as of March 30, 1998 as to the outstanding balances as of such date. The parties agree to execute any reasonable additional documentation relating to this amendment to the Loan; and

                    (iii) to deliver to LTX stock certificate(s) representing 1,600,000 shares of Common Stock of LTX, duly endorsed for transfer or with executed stock powers.

          8.2  ROYALTY.

               (a) Ando shall pay to LTX, on a calendar quarter basis, pursuant to Section 8.2(c), a royalty equal to a percentage, pursuant to the following schedule, of Ando's Net Sales:

                    (i) For the period commencing as of the Effective Date and ending at the end of the twelfth full calendar month following the Effective
Date, *        percent (* %);

                    (ii) For the period commencing as of the first day of the thirteenth full calendar month following the Effective Date and ending at the
end of the twenty-fourth month after the Effective Date, *      percent (* %);

                    (iii) *








-------------
* Confidential treatment requested as to certain portions thereof. The confidential portion has been omitted and filed separately with the Commission.

*



                             .

               (b) In addition to the royalty payments required to be paid to LTX pursuant to Section 8.2(a), Ando shall pay to LTX within forty-five (45)
days after the *      Fusion Test System manufactured by or for Ando has been
sold or leased by Ando to Affiliates or non-Affiliated third Persons (including
LTX and its Affiliates), a payment of *        Dollars ($*         ). However,
if at any time Ando shall loan or otherwise transfer to affiliates more than five Fusion Test Systems, all of such systems shall be deemed sales for purposes of calculating the foregoing royalty. Any loans or other transfers to non-affiliates shall be conducted in the ordinary course of business on the basis of arms length negotiation and in a commercially reasonable manner. The provisions of this Section 8.2(b) shall not be construed to require that * Fusion Test Systems be manufactured by or for Ando.

               (c) In addition to the financial statements required to be delivered to LTX pursuant to Section 4.7 hereto, Ando shall furnish to LTX within forty-five (45) days of the end of each calendar quarter during the term of this Agreement (a) a report in writing specifying (i) Ando's Net Sales for Fusion Test Systems and parts therefor during the immediately preceding quarter, broken down by customer and country and including sufficient detail to enable LTX to verify the calculation of such Net Sales, (ii) the total number of units of Fusion Test Systems sold, leased, loaned or otherwise transferred by Ando to Affiliates or non-Affiliated third Persons during the immediately preceding quarter, and (iii) such other related details as are reasonably requested by LTX and which LTX reasonably believes is necessary or useful to verify such financial information and (b) the payment due LTX pursuant to Section 8.2(a) above. All payments will be paid in United States Dollars, without set-off or counterclaim, and Ando shall make all such payments in cash or by wire transfer to LTX's account with the bank or trust company designated by LTX. For the purpose of computing Net Sales, all prices will be converted from the invoiced currency to the equivalent in United States Dollars, computed either at the Tokyo interbank rate for United States Dollars and for the respective invoiced currency in effect at the close of business on the last working day of the quarter during which the sales have been effected, or in the event that there is no such official rate of exchange on such date, at the mean of the buying and selling rates of exchange on such date as quoted by Citibank, N.A., at such bank's principal offices in New York, New York, United States of America.


-------------
* Confidential treatment requested as to certain portions thereof. The confidential portion has been omitted and filed separately with the Commission.
                                      -19-

               (d) Ando shall keep full and accurate records adequate to enable LTX to verify Ando's Net Sales and all payments required to be paid to LTX pursuant to Section 8.2 and shall allow LTX to review and audit (at LTX's cost) such records by an independent certified public accounting firm reasonably acceptable to Ando upon reasonable notice and during business hours not unreasonably interfering with Ando's business. In the event that such audit reveals a variance in excess of ten percent (10%) of Net Sales, Ando shall pay all costs associated with LTX's audit.

               (e) In respect of all payments under this Agreement which are not made to LTX by Ando when due, Ando shall pay to LTX on demand (whether before or after judgment) a daily charge computed at the rate of 1 and 1/2% per month or, if less, the maximum interest rate payable under the laws of the relevant jurisdiction on the amount from time to time overdue.

               (f) With respect to each sublicense of enVision++ Software distributed through Ando, Ando will pay software license fees to LTX or its Affiliates in an amount to be agreed to by the parties in the Software Licensing and Distribution Agreement. Ando will also pay to LTX each year an agreed to amount for the then effective annual software support services fees with respect to all enVision++ Software distributed by Ando and used at such time by such sublicensees. All of such fees shall be paid at the same time and in the same manner as royalties under Section 8.2(a) and shall be subject to the same reporting obligations and audit rights as are set forth above in Section 8.2.

     8.3 TAXES. The consideration payable under Sections 8.1 and 8.2 (including the cash payments and stock certificates) is net of taxes and Ando shall be responsible for all taxes, withholdings, deductions, levies, and assessments of any nature on such payments now or hereafter imposed or levied by any national, federal, state or local government or any political subdivision thereof or taxing or other authority excepting taxes based on the net income of LTX. LTX will pay to Ando within thirty (30) days after LTX files a tax return using a tax credit, the amount of any incremental benefit actually realized by LTX, from use of tax credits resulting from Ando's payment of withholding tax in Japan on the consideration payable under Sections 8.1 and 8.2 of this Agreement. In the event such incremental benefit is disallowed by a taxing authority, Ando agrees that it shall pay within thirty (30) days after LTX provides notice to Ando of the same (which notice shall include substantiating documentation of such disallowance), the amount of the payment previously paid by LTX to Ando. Upon Ando's reasonable request, LTX shall provide Ando with a report describing LTX's tax status with respect to its tax credits.

                          IX. MANUFACTURING AND SUPPLY

     9.1  MANUFACTURE OF FUSION TEST SYSTEMS.

          (a) It is the ultimate goal of LTX and Ando that Ando shall manufacture all Fusion Test Systems in the Territory, including the Fusion Test Systems to be sold by LTX in the Territory upon successful completion by Ando of all applicable training.

          (b) Ando shall have the right to request from time to time that LTX manufacture Fusion Test Systems to be sold in the Territory.

     9.2 TRANSFER PRICE OF FUSION TEST SYSTEMS. In the event that (i) Ando shall order for sale in the Territory a Fusion Test System manufactured by LTX or (ii) LTX shall order for sale inside or outside the Territory a Fusion Test System manufactured by Ando, the parties shall mutually agree from time to time on a transfer price, which shall apply to both parties.

     9.3  ORDERS OF FUSION TEST SYSTEMS.

          (a) LTX and Ando shall provide each other with a forecast of requirements for Fusion Test Systems to be supplied by the other party for the Territory (the "Buying Plans"). The Buying Plans will be presented for fiscal quarters based on a July 31 year end, over a nine-month period, and be updated every quarter. An updated Buying Plan will be sent by each party before the first month of each quarter so that it is received not later than the 15th day of the month before the first month of the quarter, covering the following three quarters. The Buying Plans shall be merely each party's good faith estimate and shall not be binding upon either party.

          (b) All purchases for Fusion Test Systems by LTX or Ando, as the case may be, or Affiliates shall be made pursuant to a System and Parts Supply Agreement in a form substantially similar to the Prior Agreements and consistent with the provisions of this Agreement, which the parties shall use their best efforts to agree to within sixty (60) days after execution of this Agreement. Orders shall be on a purchase order in a form to be agreed to by the parties in the System and Parts Supply Agreement. Any pre-printed terms and conditions on such purchase order form shall be ineffective.

     9.4  MIXED SIGNAL MODULES.

          (a) LTX shall manufacture the Mixed Signal Modules ordered by Ando under the System and Parts Supply Agreement for permitted Fusion Test System customers in the Territory and will supply Ando with the Mixed Signal

Modules for final manufacturing integration by Ando in the Territory. The sales price to Ando for any such Mixed Signal Module shall be as mutually agreed to by Ando and LTX and as set forth in the System and Parts Supply Agreement.

          (b) Ando shall have the right to make revisions, improvements and modifications to any Mixed Signal Module (with respect to any specific Mixed Signal Module, a "Mixed Signal Modification") to Fusion Test Systems if the same shall have been requested by a customer of Ando (which such request shall be provided promptly to LTX) AND LTX shall have informed Ando in a writing signed by the President or the Senior Vice President of LTX, which writing shall not be unreasonably delayed, that Ando will be granted the right to make the Mixed Signal Modification because LTX is unwilling or unable to provide such Mixed Signal Modification. Should LTX provide such a writing to Ando, it shall, within a reasonable period of time thereafter, provide to Ando such LTX Mixed Signal Technology as may be necessary to allow Ando to make such Mixed Signal Modification, and the definition of LTX Licensed Technology will include such LTX Mixed Signal Technology. Should LTX elect to not inform Ando, LTX shall use its best efforts to develop and manufacture the Mixed Signal Modification within the time period requested by such Ando customer, or, if such time period is not commercially reasonable, within a commercially reasonable time period. The price to Ando for any such Mixed Signal Modification developed and manufactured by LTX shall be mutually agreed to by LTX and Ando.

     9.5 SUPPLY OF PARTS. In addition to the Mixed Signal Modules or Mixed Signal Modifications, and upon request of Ando, LTX shall supply certain parts to Ando for the manufacture of Fusion Test Systems under the System and Parts Supply Agreement or as otherwise mutually agreed.

     9.6  EXPORT CONTROL REGULATIONS.

          (a) Each party hereby represents and warrants to the other party that unless prior authorization is obtained from the United States or Japanese Government, such party shall not knowingly:

               (i) export or re-export, directly or indirectly, any technical data (as defined in Part 379 of the Administration Regulations of the United States Department of Commerce), or Japanese equivalents, received from the other party hereunder, or

               (ii) disclose such technical data for use in or export or re-export, directly, or indirectly, any direct product of such technical data, to any destination or country to which the export or re-export or release of technical data or export or said re-export of products of technical data is prohibited by United States or Japanese laws and or regulations. These assurances are furnished by each party in compliance with Part 379 (Technical Data) of the Export Administration Regulations of the Department of Commerce of the Government of the United States of America and applicable Japanese laws.

          (b) Each party hereby further agrees to obtain any necessary export license or other documentation prior to the exportation of any Fusion Test System or technical data acquired from the other party under this Agreement. Accordingly, such party shall not sell, export, re-export, transfer, divert or otherwise dispose of any Fusion Test System directly or indirectly to any person, firm or entity, or country or countries, prohibited by the laws or regulations of the United States and the Japanese government. Further, each party shall give notice of the need to comply with such laws and regulations to any person, firm or entity which it has reason to believe is obtaining any Fusion Test System from such party with the intention of exportation. Each party shall secure, at its own expense, such licenses and export and import documents as are necessary to buy and resell any Fusion Test System and parts thereof contemplated by this Agreement.

                             X. TRAINING AND SUPPORT

     10.1 LTX TRAINING.

          (a) Ando will provide all Fusion Test System customer support services in the Territory *

            and except as otherwise mutually agreed to by the parties) at the conclusion of a mutually agreeable customer support training program. At Ando's request, and at times mutually convenient to the parties, qualified employees of LTX who have a high level of expertise with respect to the technology embodied in Fusion Test Systems shall meet, cooperate and consult with personnel at Ando's or LTX's facilities (as selected by Ando), as well as by telephone and correspondence, to the extent reasonably necessary to enable Ando to carry out the servicing and repairing of Fusion Test Systems.

          (b) Promptly after the execution of this Agreement, LTX shall commence such training of Ando personnel necessary to enable Ando to manufacture Fusion Test Systems as provided by this Agreement. Such training shall be conducted at times and at such locations as may be mutually agreed to by the parties and shall be provided by qualified employees of LTX who have expertise in manufacturing Fusion Test Systems.


-------------
* Confidential treatment requested as to certain portions thereof. The confidential portion has been omitted and filed separately with the Commission.
                                      -23-

          (c) The training described in paragraphs (a) and (b) of this Section
10.1 (the "Technical Services"), shall be provided free of charge to Ando during the initial training to be provided under the Agreement (the "Initial Training Period").

          (d) At the expiration of the Initial Training Period, LTX shall continue to provide Technical Services, but Ando agrees that it shall pay all reasonable and necessary travel and lodging expenses of such employees of LTX incurred in connection with their provision of Technical Services away from LTX's facilities. Assistance will be provided by LTX in accordance with a fee schedule to be mutually agreed upon. The fee for Technical Services payable pursuant to the foregoing sentence is for services rendered and is not a royalty, or in lieu of a royalty, for LTX Licensed Technology.

          (e) The Technical Services described in this Section shall be provided to Ando in compliance with United States export controls and shall not be provided without the applicable export licenses or authorizations, for which Ando shall provide such Letters of Assurance or end-use documentation as may be required under applicable law, treaty or protocol.

           10.2 DIGITAL MODULE REPAIR FACILITY. As part of its customer support services, Ando shall develop a digital module repair facility in the Territory and shall stock a reasonable inventory of digital, analog and mixed signal spares for Fusion Test Systems which Ando supports.

     10.3 CUSTOMER SUPPORT REVENUE. At the conclusion of the mutually agreeable customer support training program, Ando shall be entitled to receive any and all revenue associated with customer support services it provides.

                           XI. PROPRIETARY INFORMATION

     11.1 CONFIDENTIAL INFORMATION. All information which is disclosed under this Agreement by either party (the "Disclosing Party") to the other party (the "Receiving Party") relating directly or indirectly to (i) LTX Licensed Technology, LTX Improvements, Fusion Test Systems, Ando Technology or Ando Improvements, or (ii) the Disclosing Party's (including its Affiliates or sublicensees) business, operations, financial situations, customers or suppliers or any other confidential or proprietary information of the Disclosing Party which is not available to a third party without restriction in the ordinary course of business (the "Confidential Information") shall be kept confidential by the Receiving Party.

          Receiving Party shall not, and shall cause its subcontractors, sublicensees or affiliates not to, at any time, either during or subsequent to the term of this Agreement, use for itself or any other Person, disclose or divulge to any Person, except when authorized by the prior written consent of the Disclosing Party, any Confidential Information of which Receiving Party or its subcontractors, sublicensees or affiliates may acquire knowledge during the term of this Agreement; provided, however, that the confidentiality, nondisclosure and non-use provisions contained in this Section 11 shall not apply to any information or data to the extent that Receiving Party shall demonstrate by clear and convincing evidence that (i) such information or data was already in the possession of the Receiving Party at the time of disclosure,
(ii) such information or data is known generally to Persons in the trade through no act or omission of Receiving Party or its subcontractors, sublicensees or Affiliates, (iii) information or data that is rightfully received from third persons without obligation of confidentiality to the Disclosing Party, or (iv) the disclosure of such information or data is required under any laws or regulations applicable to the Receiving Party. Receiving Party shall enter into agreements with its subcontractors, sublicensees or Affiliates pursuant to which such Persons shall agree not to disclose any Confidential Information unless otherwise expressly provided for herein or agreed separately. Without limitation of the foregoing, neither party shall be prohibited by this Agreement from using and exploiting its own technology.

     11.2 DISCONTINUATION OF USE. Subject to the rights under Sections 13.6, upon termination of this Agreement for any reason, Receiving Party shall, and shall cause its subcontractors, if any, to, immediately cease using any Confidential Information belonging to the Disclosing Party and, if such termination is caused by the Receiving Party's breach of this Section 11 or
Section 5.1 or Section 8.1, return all drawings, models, written descriptions or other tangible items related to the Confidential Information to the Disclosing Party.

          Subject to the rights set forth in Section 13.6, on the termination of this Agreement, all drawings, models, written descriptions or other tangible items related to the Confidential Information shall be immediately returned to the Disclosing Party, along with any copies, computer entries, reproductions, digests, abstracts or the like of all or any part thereof in Receiving Party's or its subcontractors', sublicensees' or Affiliates' possession or control, and upon such return any computer entries or the like relating thereto shall be destroyed. Such return (and destruction) will not affect Receiving Party's obligations hereunder.

     11.3 SURVIVAL BEYOND AGREEMENT TERM. Each party shall remain subject to the confidentiality, nondisclosure and non-use provisions of Section 11 until eleven years after the Effective Date.

                          XII. MISCELLANEOUS COVENANTS

     12.1 COMPLIANCE WITH LAW.

          (a) Neither Ando nor LTX shall take any action which would, or fail to take any action where such failure would, directly or indirectly result in or constitute a violation by Ando or LTX of any applicable law, treaty, ruling or regulation, including, without limitation, laws and regulations relating to the export, resale and distribution of Fusion Test Systems. Without limiting the generality of the foregoing, with respect to this Agreement, Ando shall file, if required, with the Japanese Fair Trade Commission any reports required by
Article 6, Paragraph 2 of the Japanese Anti-Monopoly Law and file with the Japanese Ministry of Finance any notices required by Articles 29 and 30 of the Japanese Foreign Exchange and Foreign Trade Control Law.

          (b) NOTICE OF CERTAIN EVENTS. Each party shall promptly notify the other party after it becomes aware of any of the following events: unauthorized disclosure or use of Confidential Information, as defined herein; any threatened or pending legal action relating to alleged infringement of proprietary rights of others in connection with actions taken hereunder; or liability claims relating to Fusion Test Systems and any other event that may reasonably be expected to have a material adverse effect upon the sale, manufacture or distribution of Fusion Test Systems in the Territory.

     12.2 REPRESENTATION AND WARRANTIES.

          (a) LTX hereby represents and warrants that:

               (i) The execution and delivery of this Agreement and the performance by LTX hereunder have been duly authorized by all necessary corporate action on the part of LTX. The execution, delivery and performance of this Agreement does not and will not constitute any material breach of any agreement, written or oral, to which LTX is a party.

               (ii) To the best knowledge of LTX, the use of the LTX Licensed Technology and the manufacture, marketing, sale and use of the Fusion Test Systems and the enVision++ Software does not infringe any third person's patent rights with respect to patents issued, copyrights, trademarks or other intellectual property.

               (iii) LTX either owns or otherwise has the right to grant to Ando the rights granted under this Agreement with respect to the LTX Licensed

Technology and, to the best knowledge and belief of LTX, the LTX Licensed Technology, together with Improvements, should be sufficient in all material respects for the manufacture and marketing of Fusion Test Systems as contemplated by this Agreement.

               (b) Ando hereby represents and warrants that:

                    (i) The execution and delivery of this Agreement and the performance by Ando hereunder have been duly authorized by all necessary corporate action on the part of Ando. The execution, delivery and performance of this Agreement does not and will not constitute any material breach of any agreement, written or oral, to which Ando is a party.

                    (ii) To the best knowledge of Ando, the Ando Technology does not infringe any third person's patent rights with respect to patents issued, copyrights, trademarks or other intellectual property.

                    (iii) Ando either owns or otherwise has the right to grant to LTX the rights granted under this Agreement with respect to the Ando Technology.

               (c) Neither party shall have any liability for loss or damage to property of, or injury to, or the death of the employees of the other party arising out of or in connection with the performance of this Agreement, and each party shall indemnify and hold harmless the other party against any and all claims which its employees may assert against the other party.

     12.3 INDEMNIFICATION BY ANDO.

               (a) Subject to subparagraph (b) hereof, Ando shall indemnify and hold harmless LTX and its Affiliates from and against all losses, damages, liabilities, obligations, costs and expenses of any nature whatsoever (including reasonable attorneys' fees and court costs) (each, a "Loss") by LTX (i) arising out of the breach of any representation or warranty made by the Ando in Section 12.2(b) of this Agreement, (ii) arising out of the negligence of Ando in connection with the sale or distribution by Ando of Fusion Test Systems to any Person, or (iii) arising in connection with any personal injury or property damage caused by any Fusion Test System manufactured by Ando which has not been misused, damaged, or modified; provided, however, that Ando shall not have any obligation to indemnify LTX for any loss caused by the negligence or fault of LTX, due to the design defect of Fusion Test Systems or due to any Mixed Signal Modules or other parts supplied by LTX to Ando.

               (b) LTX shall give prompt notice in writing to Ando of any third party claim or other notice which might give rise to a claim for indemnification under subparagraph (a) hereof (a "Claim") and Ando shall have thirty (30) days within which to elect to undertake, conduct and control, at its own expense, the settlement or defense of such Claim. In the event of any such election, (i) LTX shall not pay or settle the Claim so long as Ando is reasonably contesting such Claim in good faith, (ii) LTX shall be permitted, at its option and own expense, to participate in the settlement or defense of the Claim, and (iii) Ando shall agree to promptly reimburse LTX for the full amount of any Loss resulting from such Claim except for the costs incurred by LTX because of its participation in the settlement or defense as set forth in clause (ii). In the event Ando does not make the above-described election, LTX shall have the exclusive right, in its sole discretion, to contest, settle or compromise the Claim and Ando shall promptly pay to LTX upon request the amount of any Loss resulting from such Claim.

     12.4 INDEMNIFICATION BY LTX.

               (a) Subject to paragraph (b) hereof, LTX shall indemnify and hold Ando and its Affiliates harmless from and against any and all claims, demands, suits, liabilities, losses, damages, costs and expenses of any nature whatsoever (including reasonable attorneys' fees and court costs) (each, a "Loss") (i) arising out of the breach of any representation or warranty made by LTX in
Section 11.2(a) of this Agreement, (ii) arising out of the negligence of LTX in connection with the sale or distribution by LTX of Fusion Test Systems to any Person, or (iii) arising in connection with any personal injury or property damage caused by any Fusion Test System manufactured or sold by LTX which has not been misused, damaged or modified; provided, however, that LTX shall not have any obligation to indemnify Ando for any loss caused by the negligence or fault of Ando or due to the design defect of Fusion Test Systems or due to any parts supplied by Ando to LTX.

               (b) Ando shall give prompt notice in writing to LTX of any third-party claim or other notice which might give rise to a claim for indemnification under subparagraph (a) hereof (a "Claim") and LTX shall have thirty (30) days within which to elect to undertake, conduct and control, at its own expense, the settlement or defense of such Claim. In the event of such election, (i) Ando shall not pay or settle the Claim so long as LTX is reasonably contesting such Claim in good faith, (ii) Ando shall be permitted, at its option and own expense, to participate in the settlement or defense of the Claim, and (iii) LTX shall agree to promptly reimburse Ando for the full amount of any Loss resulting from such Claim except for the costs incurred by Ando because of its participation in the settlement or defense as set forth in clause
(ii). In the event LTX does not make the above-described election, Ando shall have the exclusive right, in its sole discretion, to contest, settle or compromise the Claim and LTX shall promptly pay to Ando upon request the amount of any Loss resulting from such Claim.

     12.5 ASSISTANCE WITH CLAIMS. Subject to Sections 12.3 and 12.4 hereof, each party hereto shall, at the request and expense of the other, furnish such reasonable assistance as may be required to enable the other party to defend against third-party claims threatened or filed in connection with the manufacture, distribution, sale or use of Fusion Test Systems.

                           XIII. TERM AND TERMINATION

     13.1 EFFECTIVE DATE AND TERM. This Agreement becomes effective on the Effective Date and terminates on the date * after the Effective Date.

     13.2 TERMINATION. Notwithstanding Section 13.1 hereof, in the event of the material breach of this Agreement by Ando or LTX, and if any such breach shall not be remedied within ninety (90) calendar days or, in the case of payments due, within thirty (30) calendar days, after notice from the other party specifying such breach is given pursuant to Section 14.1, or if Ando or LTX shall become insolvent or make an assignment for the benefit of creditors or a receiver shall be appointed for its business or properties, or if any bona fide petition shall be filed by or against it under any provisions of any bankruptcy, insolvency or similar laws and the same is not dismissed within one hundred twenty (120) days after filing, the other party may, at its option, terminate this Agreement upon giving notice of termination to such first party. Notwithstanding anything contained herein, in the System and Parts Supply Agreement or in any other writing, agreement or understanding of any nature whatsoever, no termination, breach, avoidance, dispute, or any other action or inaction of any nature whatsoever by either party hereto or any third party, which suspends, breaches or terminates the System and Parts Supply Agreement in any manner whatsoever, shall have any effect on this Agreement whatsoever. In the event that this clause contradicts any clause in this Agreement, the System and Parts Supply Agreement or any other agreement, contract or understanding between LTX and Ando, LTX and Ando agree that this clause shall control.

     13.3 OTHER REMEDIES. The right of termination under this Section shall be in addition to any other right or remedy any party may have at law or in equity. Each party acknowledges and agrees that, in the event of a breach or threatened breach by the other party of Sections 5 or 11 hereof, each party will suffer (or will be threatened with) irreparable injury and will have no adequate remedy at law and, accordingly, will be entitled to injunctive and other equitable relief and remedies against such breach or threatened breach (in addition to any other relief or remedies LTX might have at law or equity).

--------

* Confidential treatment requested as to certain portions thereof. The confidential portion has been omitted and filed separately with the Commission.

     13.4 INTELLECTUAL PROPERTY BANKRUPTCY PROTECTION ACT. Notwithstanding any provisions to the contrary herein contained, in case LTX is under any proceeding under the U.S. Bankruptcy Code and the trustee in bankruptcy of LTX or LTX as a debtor in possession legitimately elects to reject this Agreement, Ando may, pursuant to 11 U.S.C. Sec. 365(n), retain any and all rights, to the maximum extent permitted by law, subject to the royalty payments and other payments specified herein.

     13.5 SURVIVAL. Sections I, II, VI, VIII, XI, XII and XIII shall survive the termination of this Agreement.

     13.6 POST-TERMINATION LICENSE. Notwithstanding anything to the contrary provided herein, in the event of any termination or expiration of this Agreement for any reason, LTX shall automatically grant to Ando an irrevocable, perpetual, royalty-free and non-transferable license to use the LTX Licensed Technology and Improvements, for the sole and exclusive purpose of maintaining, servicing, and supporting Fusion Test Systems manufactured (or purchased) and sold by Ando in compliance with the terms of this Agreement.

     13.7 DISCLAIMER.

EXCEPT AS PROVIDED HEREIN, IN NO EVENT SHALL LTX OR ANDO BE LIABLE TO THE OTHER PARTY FOR SPECIAL, COLLATERAL, EXEMPLARY, INDIRECT, INCIDENTAL, OR CONSEQUENTIAL DAMAGES WHETHER SUCH DAMAGES ARE ALLEGED AS A RESULT OF TORTIOUS CONDUCT, BREACH OF WARRANTY, BY WAY OF INDEMNITY, OR BREACH OF ANY OF THE PROVISIONS OF THIS AGREEMENT EVEN IF LTX OR ANDO, AS THE CASE MAY BE, HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. SUCH EXCLUDED DAMAGES INCLUDE, BUT ARE NOT LIMITED TO, COST OF REMOVAL AND REINSTALLATION OF PRODUCTS OR ITEMS, OUTSIDE COMPUTER TIME, LABOR COSTS, LOSS OF GOODWILL, LOSS OF PROFITS, LOSS OF SAVINGS, LOSS OF USE OR INTERRUPTION OF BUSINESS, OR OTHER INDIRECT OR CONSEQUENTIAL ECONOMIC DAMAGES.

                               XIV. MISCELLANEOUS

     14.1 NOTICES. All notices and other communications between the parties which shall or may be given pursuant to this Agreement shall be deemed to have been sufficiently given when delivered by personal service or sent by registered or certified mail or by internationally recognized overnight courier to the recipient at its address first above written, marked "Attention: President". All such communications shall be deemed to be effective on the day on which personally served, or if sent by registered or certified mail, on the tenth business day following the date presented to the postal authorities for delivery to the other party (the cancellation date stamped on the envelope being evidence of the date of such delivery), or, if by internationally recognized overnight courier, on the second business day following the date sent by the party to the other party (the transmittal sheet being evidence of the date sent). Either party may give to the other written notice of change of address, in which event any communication shall thereafter be given to such party as above provided at such changed address.

     14.2 ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns. Notwithstanding the foregoing, neither party hereto shall have the right to assign any of its rights or obligations under this Agreement without the prior written consent of the other party, which consent shall not be unreasonably withheld and further provided that the assignee shall agree with the assignor and the other party to this Agreement to be bound by the terms hereof. The foregoing shall not be construed as requiring the consent of Ando in the event that there is a change in control of LTX.

     14.3 NO AGENCY, ETC. This Agreement is not intended to create, nor should it be construed as creating, an agency, joint venture, partnership or employer-employee relationship between LTX and Ando. Ando and LTX shall each act solely as an independent contractor and shall have no right to act for or to sign the name of or bind each other in any way or to make quotations or to write letters under the name of each other or to represent that the other is in any way responsible for its acts or omissions.

     14.4 FORCE MAJEURE. Neither LTX nor Ando shall be liable for loss, damage, detention or delay resulting from any cause whatsoever beyond its reasonable control or resulting from a force majeure, including, without limitation, fire, flood, strike, lockout, civil or military authority, insurrection, war, embargo, container or transportation shortage or delay or delay of suppliers due to such causes, and delivery dates shall be extended to the extent of any delays resulting from the foregoing or similar causes.

     14.5 ARBITRATION. Any and all controversies or claims arising out of, under or relating to this Agreement, including any amendments thereof, or the breach thereof, shall be settled by final and binding arbitration in San Jose, California in accordance with the then existing commercial arbitration rules of the American Arbitration Association and in connection therewith the parties agree that any demand for arbitration or any other process, notice of motion or other application for arbitration to any court having jurisdiction thereof, including application for judgment upon an award, may be served by registered mail, internationally recognized overnight courier or by personal service, provided a reasonable time for appearance is allowed; and the parties agree that judgment may be entered thereon in any court having jurisdiction. Any arbitrators in any such arbitration shall be obligated to render a decision in accordance with applicable law and provide to both parties a statement of the reasons and legal precedent for such arbitrators' decision. Notwithstanding the foregoing, neither party shall be precluded from applying to a court of competent jurisdiction for injunctive or other equitable relief.

     14.6 GOVERNING LAW. This Agreement and all related business transactions shall be governed by the internal substantive laws of the Commonwealth of Massachusetts of the United States of America and specifically excludes the United Nations Convention on International Sales of Goods and conflict of law provisions.

     14.7 GOVERNING LANGUAGE. In the event there exists both an English and non-English version of this Agreement, the English version of this Agreement shall govern.

     14.8 EXPENSES. Except as otherwise expressly provided herein, LTX and Ando shall each pay their own expenses in connection with this Agreement and the transactions contemplated hereby.

     14.9 AMENDMENTS. Neither this Agreement nor any provision hereof may be amended or waived except by a writing signed by the party against whom enforcement of the amendment or waiver is sought.

     14.10 WAIVERS. No waiver by any party of any right or interest hereunder shall imply the waiver of any subsequent breach or other right.

     14.11 HEADINGS. The headings in this Agreement have been added for the convenience of the parties and shall not be deemed a part hereof.

     14.12 COUNTERPARTS. This Agreement may be executed in any number of counterparts, all of which together shall constitute a single agreement. In proving this Agreement, it shall not be necessary to produce or account for more than one counterpart signed by the party with respect to which proof is sought.

     14.13 SOLE UNDERSTANDING. This Agreement, including each Schedule and Exhibit which is attached hereto and/or incorporated herein by reference, is the sole understanding and agreement of the parties hereto with respect to the subject matter hereof and supersedes all other such prior agreements and understandings.

     14.14 SEVERABILITY. In the event that any provision of this Agreement shall be held by a court of competent jurisdiction or by any governmental body to be invalid or unenforceable, such provision shall be deemed severable and the remaining parts and provisions of this Agreement shall remain in full force and effect.

     Signed, sealed and delivered by a duly authorized representative of each party hereto as of the date first written above.

                                 LTX CORPORATION

                                 By: /s/ Roger W. Blethen
                                     -------------------------------------
                                     Roger W. Blethen
                                     President and Chief Executive Officer

                                 ANDO ELECTRIC CO., LTD.

                                 By: /s/ Masao Motohashi
                                     -------------------------------------
                                     Masao Motohashi
                                     President